Exhibit 99.1

Consent of Kroll, LLC

The Board of Directors
Rigel Resource Acquisition Corp
7 Bryant Park
1045 Avenue of the Americas, Floor 25

New York, NY 10018

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 11, 2024, to the Board of Directors of Rigel Resource Acquisition Corp (“Rigel”), as Annex E to, and reference to such opinion letter under the headings “SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS — Opinion of Kroll, LLC to the Rigel Board” and “Proposal No. 1—The Business Combination Proposal — Opinion of Kroll, LLC to the Rigel Board” in, the proxy statement/prospectus relating to the proposed transaction involving Rigel, Blyvoor Gold Resources Proprietary Limited and Blyvoor Gold Operations Proprietary Limited, which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Aurous Resources (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kroll, LLC
Duff & Phelps Opinions Practice
Kroll, LLC

July 24, 2024